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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY

The following are the subsidiaries of Synetic, Inc., excluding subsidiaries the omission of which is permitted under Item 601(b)(21) of Regulation S-K.


Name of Subsidiary                       Jurisdiction of Incorporation
------------------                       -----------------------------

Porex Technologies Corp.                 Delaware
Porex Scientific, Inc./1/                Delaware
SYNC Corp.                               New Jersey
Avicenna Systems Corporation             Massachusetts
Point Plastics, Inc./2/                  Delaware

-------------------
/1/  A wholly owned subsidiary of Porex Technologies Corp.
/2/ Point Plastics, Inc., formerly named Plastics Acquisition Corp., acquired the assets of Point Plastics, Inc., a California corporation, on July 21, 1998. See Plastics Technologies Business -- Scientific Plastics Group -- Recent Developments.